Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Vice President & CFO
517/372-9200

Neogen reports record first quarter revenue and net income

LANSING, Mich., Sept. 25, 2012 – Neogen Corporation (Nasdaq: NEOG) announced today that its net income for the first quarter of FY 2013, which ended Aug. 31, increased 11.8% from the prior year to $6,714,000, or $0.28 per share. This compares to net income of $6,004,000 in the first quarter of FY 2012, or $0.25 per share.

First quarter revenues increased 8.8% to $49,729,000, from the previous year’s first quarter revenues of $45,697,000. Independent of revenues from the Igenity animal genomics business acquired in the fourth quarter of FY 2012, the company’s revenues increased 8.1%, led by a 12.5% organic sales increase in the company’s food safety segment compared to the prior year’s first quarter. FY 2013 first quarter revenues were negatively impacted by $1,218,000 compared to the first quarter of FY 2012 due to currency translation. The first quarter revenues and net income represent quarterly records for the 30-year-old company.

“The encouraging start to our new fiscal year was largely the result of increasing market acceptance for the innovative food and animal safety diagnostics developed by our research groups,” said James Herbert, Neogen’s chief executive officer and chairman. “I’m proud of our management and employee teams, who continue to introduce well-received products to our assorted markets. An example of this is our new line of tests to detect natural toxins in grains. These hit the market just as grain producers and processors worldwide seek testing solutions to ensure the safety and quality of their products in a very challenging growing season.”

Neogen’s gross margin increased to 53.3% of sales in its first quarter of the current year, compared to 50.3% of sales for FY 2012’s first quarter. This increase was largely the result of a shift in product mix toward diagnostic products in the food safety segment, which have higher margins. Additionally, margins within the animal safety segment improved due to a shift in product mix to increased sales of rodenticides and small animal supplements. Largely as a result of the increased gross margins, Neogen reported operating income, expressed as a percentage of sales, of 20.8% for the quarter, compared to 20.5% in the year ago quarter.

“We are pleased to report yet another solid quarter overall, including the achievement of strong double digit organic sales growth in our food safety segment and exceptional consolidated operating margin performance,” said Lon Bohannon, Neogen’s president and chief operating officer. “While we are still leading sales to some extent, the investments we made in FY 2012 to strengthen our sales and marketing organization are starting to pay dividends, as evidenced by the strong first quarter revenue performance in our food safety group. Neogen’s operations teams also achieved a terrific first quarter producing and shipping record numbers of orders in a cost-efficient manner, which contributed to excellent gross margins for the quarter.”

The quarter marked the 74th consecutive profitable quarter from operations for the company, and was the 82nd of the past 87 quarters when Neogen reported revenue increases as compared with the previous year — including the last 30 consecutive quarters.

“As our consolidated balance sheet data shows, we had a solid quarter generating cash from operating activities, and continue to be in a very strong financial position,” said Steve Quinlan, Neogen’s chief financial officer. “Our inventories are down as a percentage of sales compared to our prior quarter, as we continue our progress in controlling inventory levels without adversely impacting sales.”

Sales of Neogen’s natural toxin diagnostics increased 21% in the current quarter, as grain producers and processors began escalating the testing of their products to address safety and quality concerns due to difficult growing conditions, especially in the United States and Europe. The sales increase was also due to increasing acceptance of Neogen’s expanding line of simple and quick Reveal® Q+ quantitative tests for mycotoxins, including aflatoxin and deoxynivalenol (DON). Aflatoxin is a mold toxin of special concern in corn grown in hot and dry conditions — the conditions experienced in most of the largest corn production areas of the United States. The unusually wet growing season for grains in regions of Europe led to an increased susceptibility to the production of the mold toxin DON.

In early August, Neogen introduced ANSR™ for Listeria, the second test available for Neogen’s unique ANSR pathogen detection system, which provides results after only 18 minutes of reaction time. Other commercially available molecular amplification tests require up to 3 hours of reaction time. ANSR for Salmonella, which was introduced in April, recently received performance validation from the AOAC Research Institute, and the Listeria test’s approval is pending.

Additions to Neogen’s line of test kits for food allergens led to an 18% increase in sales of the products in the first quarter of FY 2013, compared to the prior year. Early in June, Neogen introduced Reveal 3-D food allergen tests for total milk (i.e., detects both whey and casein protein residues) and mustard. Neogen is a recognized leader in the development and marketing of diagnostic tests to detect the inadvertent contamination of food with allergens that are not listed on the ingredient label.

Sales of Neogen’s rodenticides rebounded strongly in the first quarter of FY 2013, increasing 30% over the prior year’s comparable quarter. The company’s GeneSeek subsidiary continued its recent quarterly growth with a revenue increase of 20% in the first quarter compared to the prior year. GeneSeek remains focused on developing new genomic-based bioinformatic solutions to address the growing worldwide demand for animal proteins.

In the current first quarter, Neogen also recorded significant sales of its AccuPoint® sanitation monitoring product line into China. The company’s Brazilian subsidiary recorded a 54% sales increase compared to the prior year’s first quarter as it continued to expand its market presence. For the first quarter of its 2013 fiscal year, Neogen’s percentage of revenues from international sources represented 41.7% of its total revenues, compared to 41.4% in the prior year first quarter.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except percentages and per share amounts)

	Quarter Ended Aug. 31
	2012	2011
Revenue
Food Safety	$26,195	$23,282
Animal Safety	23,534	22,415

Total revenue	49,729	45,697
Cost of sales	23,235	22,720

Gross margin	26,494	22,977
Other expenses
Sales & marketing	9,758	8,103
Administrative	4,482	4,012
Research & development	1,926	1,512

Total other expenses	16,166	13,627

Operating income	10,328	9,350
Other income (expense)	72	(37)

Income before tax	10,400	9,313
Income tax	3,700	3,300

Net income	$6,700	$6,013
Net loss (income) attributable to non-controlling interest	14	(9)

Net income attributable to Neogen Corp	$6,714	$6,004
Net income attributable to Neogen Corp per diluted share	$0.28	$0.25
Other information:
Shares to calculate per share	24,198	24,061
Depreciation & amortization	$1,626	$1,379
Interest income	38	22
Gross margin (% of sales)	53.3%	50.3%
Operating income (% of sales)	20.8%	20.5%
Revenue increase vs. FY 2012	8.8%
Net income increase vs. FY 2012	11.8%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31	May 31
	2012	2012
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$74,504	$68,645
Accounts receivable	37,694	35,652
Inventory	35,009	34,992
Other current assets	5,528	4,652

Total current assets	152,735	143,941
Property & equipment, net	30,666	29,933
Goodwill & other assets	77,396	77,726

Total assets	$260,797	$251,600

Liabilities & Equity
Current liabilities	$18,970	$19,979
Long-term debt	—	—
Other long-term liabilities	12,612	12,567
Equity-shares outstanding 23,800 in Aug. & 23,620 in May	229,215	219,054

Total liabilities & equity	$260,797	$251,600

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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